Kenneth J. Rollins ph (717) 237-6782 fx (717) 260-4382 krollins@rhoads-sinon.com

Reply to Harrisburg Office FILE NO: 12614/11

April 24, 2014

Re:  Shelf Registration Statement of Codorus Valley Bancorp, Inc. on Form S-3

Board of Directors
Codorus Valley Bancorp, Inc.
105 Leader Heights Road
York, PA 17405

Ladies and Gentlemen:

We have acted as counsel to Codorus Valley Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with its filing of a shelf registration statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale from time to time by certain selling stockholders of up to an aggregate of 650,000 shares (the “Shares”) of the Company’s common stock, par value $2.50 per share (the “Common Stock”). We have been requested by the Company to render this opinion in connection with the filing of the Registration Statement.

In rendering this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinion hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photostatic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have further assumed the legal capacities of all natural persons. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials. In rendering the opinion set forth below, we have assumed (i) that the registrar and transfer agent for the Common Stock duly registered the issuance of the Shares and countersigned the stock certificates evidencing the Shares; and (ii) that such stock certificates conform to the specimen stock certificate examined by us.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

April 24, 2014

Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Rhoads & Sinon LLP